Exhibit 23.1

Consent of Independent Auditor

We consent to the incorporation by reference in Post-Effective Amendment No. 15 to Form S-11 on Form S-3 of Resource Real Estate Opportunity REIT, Inc. (Registration Statement No. 333-160463) of our report dated June 13, 2014, relating to our audit of the Addison Place Statement of Revenues and Certain Operating Expenses for the year ended December 31, 2013, included in the Form 8-K/A filed with the SEC on June 13, 2014 and incorporated by reference in the Prospectus, which is a part of such Registration Statement, and to the reference to our firm under the caption “Experts” in such Prospectus.

/s/ McGladrey LLP

Philadelphia, PA

June 13, 2014